Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated December 12, 2005 to the Board of Directors of Burlington Resources Inc. (the “Company”) included as Annex C to the Proxy Statement/Prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form S-4 relating to the proposed merger between the Company and a wholly owned subsidiary of ConocoPhillips, and (ii) the references to such opinion in such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ LAURENCE WHITTEMORE
Name:	Laurence Whittemore
Title:	Managing Director

February 22, 2006